UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 27, 2012, Griffin Capital Corporation, the sponsor (the “Sponsor”) of Griffin Capital Net Lease REIT, Inc. (the “Registrant”), entered into a purchase and sale agreement (the “AT&T Purchase Agreement”) with an unaffiliated third party for the purchase of the AT&T Property (as defined below). On January 31, 2012, the Sponsor assigned its interest in the AT&T Purchase Agreement to a wholly-owned subsidiary of the Registrant’s operating partnership. The information in this Item 1.01 and Item 2.01 below is qualified in its entirety by the full AT&T Purchase Agreement, which is attached as Exhibit 10.1 hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.01.

On January 31, 2012, the Registrant closed on the purchase of a three-building, approximately 156,000 square foot office and data center facility located in Redmond, Washington (the “AT&T Property”). The AT&T Property is subject to three long term triple-net leases and is fully occupied by AT&T Wireless Services, Inc. (“AT&T Wireless”), a subsidiary of AT&T, Inc. (“AT&T”). The acquisition price for the AT&T Property was $40.0 million. The purchase price and the acquisition expenses paid in connection with the acquisition were partially funded with a draw of $22.0 million from the revised revolving credit facility by and between the Registrant’s operating partnership and a syndicate of lenders whose lead administrative agent is KeyBank National Association (“KeyBank”) (the “Restated KeyBank Credit Agreement”), and approximately $12.4 million in mezzanine debt pursuant to the Mezzanine Credit Agreement (as defined in Item 2.03 below), with the remainder of the purchase price originating from proceeds from the Registrant’s initial public offering.

The Registrant’s advisor earned $1,000,000 million in acquisitions fees, and is entitled to reimbursement of $200,000 in acquisition expenses in connection with the acquisition of the AT&T Property.

The AT&T Property consists of three primary two-story buildings and one auxiliary two-story building and is located on an approximately 8.4 acre tract of land in the City of Redmond, within the Seattle metropolitan area. The AT&T Property is located approximately 15 miles northeast of downtown Seattle, with access to the entire region via Interstate 405 and State Route 520, the area’s primary north-south and east-west thoroughfares. Construction of the three buildings located on the AT&T Property was originally completed in 1995. Since 2005, AT&T Wireless has invested approximately $50 million worth of improvements into the AT&T Property.

The AT&T Property is leased to AT&T Services, Inc. (“AT&T Services”) under three triple-net leases (the “AT&T Property leases”). AT&T Services is a wholly-owned subsidiary of AT&T and is the primary real estate procurement and information technology subsidiary of AT&T. Since its construction in 1995, the AT&T Property has been occupied by AT&T Wireless and its predecessor companies.

AT&T is a publicly-traded communications company, and, through its subsidiaries and affiliates, is the largest provider of mobile telephony and fixed telephony in the United States. AT&T provides telephone, internet and computer telephone services to over 95 million customers in the United States and employs approximately 300,000 people in 60 countries. AT&T serves millions of corporations on six continents and, in 2011, was listed by Forbes as the 14th largest company in the world by market value. The AT&T Property serves as the National Network Operations Center for AT&T Wireless and is located less than four miles from AT&T Wireless’ national headquarters.

Each of the three primary buildings on the AT&T Property has a separate lease with substantially similar terms. The current AT&T Property leases commenced in 2005 and, pursuant to amendments, now expire in 2019. The combined rent schedule for the remaining term of the leases is as follows:

Month commencing	Approximate annual base rent (aggregate)	$/square foot (aggregate)
September 1, 2011	$2,999,727.50	$19.25
September 1, 2012	$3,077,642.50	$19.75
September 1, 2013	$3,155,557.50	$20.25
September 1, 2014	$3,233,472.50	$20.75
September 1, 2015	$3,311,387.50	$21.25
September 1, 2017 and thereafter	$3,467,217.50	$22.25

The AT&T Property leases have four, five-year extension options at 95% of Fair Market Rent. Pursuant to the AT&T Property leases, AT&T Services has a right of first offer should the Registrant attempt to sell the AT&T Property. If AT&T Services elects not to purchase the AT&T Property, the Registrant may sell the AT&T Property to a third party at a price which is not materially more favorable to such third party (i.e., less than 97% of the purchase price proposed in the offer presented to AT&T Services). This discussion of the AT&T Property leases is qualified in its entirety by the Form of Lease and Form of Lease Amendment, which are attached as Exhibit 10.2 and 10.3 hereto.

Based upon the annual triple-net base rent payable to the Registrant and the acquisition price of $40.0 million, the implied initial capitalization rate is approximately 7.53%. The estimated going-in capitalization rate is determined by dividing the projected net rental payment for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). Generally, pursuant to each lease, if the tenant is responsible for the payment of all property operating expenses, insurance and taxes, the net rental payment by the tenant to the landlord is equivalent to the base rental payment. The projected net rental payment includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As noted in Item 2.01, to finance the acquisition of the AT&T Property, the Registrant obtained an additional $22.0 million in debt pursuant to the Restated KeyBank Credit Agreement and obtained $12.4 million in mezzanine debt from KeyBank pursuant to the Mezzanine Credit Agreement (as defined below). The $22.0 million drawn pursuant to the KeyBank Credit Agreement will bear interest at a rate of 5.0% until February 3, 2012, at which point the interest rate will become 3.02%.

The total amount drawn pursuant to the Restated KeyBank Credit Agreement is now approximately $57.4 million. Pursuant to a joinder agreement between KeyBank and a special purpose entity wholly-owned by the Registrant’s operating partnership (the “Property SPE”), the AT&T Property now serves as additional collateral for the Restated KeyBank Credit Agreement, which security is evidenced by a deed to secure debt on the AT&T Property, and the Property SPE now serves as an additional borrower. The terms of the Restated KeyBank Credit Agreement were otherwise unchanged.

On January 31, 2012, our operating partnership and four of its wholly-owned, property-owning SPEs entered into that certain Joinder Agreement (the “Joinder Agreement”) with KeyBank and North Shore Community Bank & Trust Company (the “Subsequent Lender”), pursuant to which the Subsequent Lender agreed to become a lender party to the Restated KeyBank Credit Agreement, and agreed to provide a financing commitment of up to $10 million. Pursuant to the Joinder Agreement, the total commitment under the Restated KeyBank Credit Agreement has now increased to an aggregate of $80 million. The additional commitment provided by the Subsequent Lender is governed by and subject to the terms and conditions of the Restated KeyBank Credit Agreement. The Restated KeyBank Credit Agreement currently has an available balance of approximately $22.6 million pursuant to the terms of the revolver.

On January 31, 2012, the Property SPE entered into that certain Mezzanine Credit Agreement in which KeyBank serves as the initial lender (the “Mezzanine Credit Agreement”) with total commitments of $15.0 million (the “Mezzanine Loan”). Additional lenders may be added pursuant to the terms of the Mezzanine Credit Agreement. In connection with the acquisition of the AT&T Property, on January 31, 2012, the Property SPE made a draw of $12.4 million on the Mezzanine Loan to help finance such acquisition. The Property SPE and any other entities that become a Borrower (as defined therein) pursuant to the terms of the Mezzanine Credit Agreement may request additional borrowings up to the total loan amount committed. The terms of the Mezzanine Credit Agreement require that the proceeds of the Mezzanine Loan be used to acquire the AT&T Property and two other potential acquisitions.

The Mezzanine Credit Agreement has a term of six months, maturing on July 31, 2012. Payments of interest are due monthly. The Mezzanine Loan requires weekly payments of 100% of the net equity proceeds of the Registrant’s ongoing public offering (after deduction of certain fees and any portion of such proceeds required to pay distributions to the Registrant’s stockholders, if any) and minimum monthly payments of $4 million, commencing February 28, 2012. The Mezzanine Loan may be prepaid at any time, without penalty, subject to the terms of the Mezzanine Credit Agreement.

Pursuant to the terms of the Mezzanine Credit Agreement, the Borrower may elect the applicable interest rate for each borrowing from the following options: (i) the LIBO Rate multiplied by the Statutory Reserve Rate (the “Adjusted LIBO Rate”); (ii) the greater of the Prime Rate, the Federal Funds Effective Rate plus  1/2%, and the then-applicable Adjusted LIBO Rate plus 1% (the “Alternate Base Rate”); or (iii) the Daily Libor. The Borrower may also elect to change the applicable interest rate, subject to the terms of the Mezzanine Credit Agreement. The Property SPE elected to have the Daily Libor rate apply to the initial $12.4 million drawn on the Mezzanine Loan, which equaled an initial interest rate of 6.77%.

In connection with the Mezzanine Credit Agreement, the Property SPE paid customary lender fees, including a commitment fee of $225,000. The Property SPE and any additional Borrowers will be required to pay additional lender fees on any unused commitments on a quarterly basis.

The Mezzanine Loan is secured by a pledge of the net equity proceeds of the Registrant’s ongoing public offering and a pledge by the Registrant of 100% of the ownership interests in the Property SPE. In addition, the obligations of the Registrant under the Mezzanine Loan are guaranteed by the Registrant and Kevin A. Shields, the Registrant’s President and Chairman.

In addition to customary representations, warranties, covenants and indemnities, the Mezzanine Credit Agreement requires the following:

•

the Registrant must generate, during the term of the Mezzanine Loan, gross equity proceeds from its ongoing public offering of at least $4 million per month in each of the first three months and at least $5 million per month in each subsequent month;

•

with limited exceptions, the Registrant and the Borrower are prohibited from obtaining any additional recourse debt without obtaining the prior written consent of the lender or lenders under the Mezzanine Loan; and

•

as a condition to any lender’s obligation to provide a loan, the Registrant’s operating partnership, on behalf of the Borrower, is required to deliver a certificate certifying certain financial information and certifying that there exists no Event of Default under the Mezzanine Credit Agreement.

Upon the occurrence of an Event of Default (as defined therein), the lender may accelerate the entire balance then outstanding under the loan and impose certain late fees and/or default penalties. The Registrant will also be prohibited from making distributions to its stockholders and prohibited from paying any management, property, asset or similar fees. Further, any acquisition fees due to the Registrant’s advisor, sponsor or any of their affiliates are subordinate to the Mezzanine Loan and may not be paid until the Mezzanine Loan has been terminated. An event of default under the Restated KeyBank Credit Agreement shall also constitute an Event of Default under the Mezzanine Credit Agreement.

This description of the Mezzanine Loan is qualified in its entirety by the Mezzanine Credit Agreement, the Equity Proceeds Pledge, the Ownership Interest Pledge and the Guaranty of the Registrant, which are attached as Exhibits 10.4 through 10.7 hereto.

Item 7.01.	Regulation FD Disclosure

On February 2, 2012, the Registrant issued a press release regarding the closing of the acquisition of the AT&T Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required pro forma financial information for the acquired real property described in Item 2.01 at the time of this filing and no pro forma financial information is available at this time, the Registrant hereby confirms that it intends to file the required pro forma financial information on or before April 17, 2012 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

10.1	AT&T Purchase Agreement dated January 27, 2012

10.2	Form of AT&T Lease dated June 30, 2005

10.3	Form of Assignment and First Amendment to Lease Agreement dated July 2, 2009

10.4	Mezzanine Credit Agreement dated January 31, 2012

10.5	Equity Proceeds Pledge dated January 31, 2012

10.6	Ownership Interests Pledge dated January 31, 2012

10.7	Guaranty Agreement for Mezzanine Loan dated January 31, 2012

99.1	Press Release for AT&T Property dated February 2, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: February 2, 2012	By:	/s/ JOSEPH E. MILLER
Joseph E. Miller
Chief Financial Officer